UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 20, 2019

FREIGHTCAR AMERICA, INC.

(Exact name of Registrant as specified in its charter)

Delaware	000-51237	25-1837219
(State or other	(Commission File Number)	(IRS Employer
jurisdiction of		Identification
incorporation)		Number)

Two North Riverside Plaza, Suite 1300
Chicago, Illinois		60606
(Address of principal executive offices)		(Zip Code)

(800) 458-2235

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	RAIL	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 20, 2019, the Board of Directors (the “Board”) of FreightCar America, Inc. (the “Company”), acting on the recommendation of the Compensation Committee (the “Committee”) of the Board, approved the following changes to executive compensation plans for certain executive officers, including James R. Meyer the Company’s Chief Executive Officer, Christopher J. Eppel, the Company’s Vice President, Finance, Chief Financial Officer and Treasurer and Georgia L. Vlamis, the Company’s Vice President, General Counsel, Corporate Secretary and Human Resources (each, an “Executive”):

•	A retention payment equal to 1.5 times current annual base salary of each Executive to be paid in 2019, which will include a clawback of the full Retention Payment (defined below) in the event of the Executive’s voluntary termination of employment with the Company (other than for Good Reason as defined in the Executive’s award agreement) before the earlier to occur of (i) either (a) a transaction in which a third party or group of third parties assumes voting and investment control of more than 50% of the voting securities of the Company and the Company ceases to be subject to the periodic disclosure requirements under the Securities Exchange Act of 1934, as amended, or (b) the Company secures incremental available financing of at least $30 million (each, a “Successful Transaction”) or (ii) 12 months from the date of the payment (the “Retention Payment”);

•	Transaction success bonuses equal to 2 times each Executive’s then-current annual base salary (a “Success Bonus”), to be paid upon consummation of a Successful Transaction, provided that the Successful Transaction is consummated and the Executive has remained employed by the Company at the time of such consummation; and

•	Enhanced severance payment and benefits equal to: (i) for Mr. Meyer, the sum of six months of his annual base salary and one-half of the average of the anticipated annual bonuses payable to him over the two years immediately preceding consummation of a Successful Transaction and (ii) for Mr. Eppel and/or Ms. Vlamis, the sum of his or her annual base salary and the average of the anticipated annual bonuses payable to him or her over the two years immediately preceding consummation of a Successful Transaction (in both cases, in addition to any severance and benefits provided under the FreightCar America, Inc. Executive Severance Plan), if, in connection with, or within 24 months following, the consummation of a Successful Transaction, the Executive is terminated by the Company without Cause or resigns from the Company due to Good Reason (each as defined in the Successful Transaction Severance Plan) (the “Enhanced Severance”).

If the Success Bonus and/or Enhanced Severance payable, when combined with all amounts and benefits provided to an Executive and under all other plans and programs of the Company ( “Covered Payments”), is determined to constitute a Parachute Payment, as such term is defined in Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), the Company shall pay to the Executive either (i) the full amount of such Covered Payments or (ii) such lesser amount as would result in no portion of the Covered Payments being subject to the excise tax under Code Section 4999 (“Excise Tax”), whichever of the foregoing amounts, taking into account the applicable federal, state and local employment taxes, income taxes and the Excise Tax, results in the Executive’s receipt, on an after-tax basis, of the greater amount of the Covered Payments, notwithstanding that all or some portion of the Covered Payments may be subject to the Excise Tax.  No gross-up payments will be made.

In addition, the Board, acting on the recommendation of the Committee, approved the accelerated payment in 2019 of each Executive’s 2019 award under the annual incentive plan for the Company’s fiscal year ending December 31, 2019, which ordinarily would be determined in January 2020 and paid in March 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FreightCar America, Inc.
Date: November 26, 2019	By:	/s/ Georgia L. Vlamis
		Name:	Georgia L. Vlamis
		Title:	Vice President, General Counsel, Corporate Secretary and Human Resources